Exhibit 10.1

AGEAGLE AERIAL SYSTEMS INC.

March 6, 2024

Holder of Common Stock Purchase Warrants Issued in June 2023

Re:	Inducement Offer to Exercise Common Stock Purchase Warrants Issued in June 2023

Dear Holder:

AgEagle Aerial Systems Inc. (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunity to receive a reduction in the Exercise Price (as defined in the Existing Warrants (as defined below)) of the Common Stock purchase warrants to purchase shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), held by you in consideration for exercising for cash all of the Company’s Common Stock purchase warrants, issued to you on June 5, 2023 (having a current exercise price of $7.60 per share) (collectively, the “Existing Warrants”), as set forth on the signature page hereto. The Existing Warrants were issued pursuant to that certain Securities Purchase Agreement, dated June 5, 2023 (the “Purchase Agreement”). The issuance of the shares of Common Stock underlying the Existing Warrants (the “Existing Warrant Shares”) has been registered pursuant to the registration statement on Form S-1 (File No. 333-273332) (the “Registration Statement”). The Registration Statement is currently effective and, upon the filing of a prospectus supplements to update the current prospectus and relating to the Reduced Exercise Price, the Registration Statement will be effective for the issuance of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for exercising in full all of the Existing Warrants held by the Holder as set forth on the Holder’s signature page hereto (the “Warrant Exercise”) on or before the Execution Time (as defined below), the Company hereby offers to reduce the Exercise Price (as defined in the respective Existing Warrants) of the Existing Warrants to $0.60 per share (the “Reduced Exercise Price”). The date of the closing of the Warrant Exercise shall be referred to as the “Closing Date”.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter agreement below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrant Exercise Price”) on or before 09:00 p.m., Eastern Time, on March 7, 2024 (the “Execution Time”).

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto.

If this offer is accepted and the transaction documents are executed by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than 08:00 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto. From and after the filing of such Current Report on Form 8-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the filing of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate.

This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

AGEAGLE AERIAL SYSTEMS INC.

By:
Name:
Title:

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Warrants: __________________

Aggregate Warrant Exercise Price at the Reduced Exercise Price being exercised contemporaneously with signing this letter agreement: _________________

Existing Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to UAVS Inducement Offer]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently an issuer identified in Rule 144(i) under the Securities Act.

b)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection herewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c)	No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

e)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the NYSE American LLC.

f)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than the filings required pursuant to this letter agreement.

g)	Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

h)	Subsequent Equity Sales.

(i) From the date hereof until April 6, 2024 (30) days after the Closing Date, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents or (B) file any registration statement or any amendment or supplement to any existing registration statement (other than the Registration Statement, a registration statement on Form S-8 in connection with any employee benefit plan, any registration statement in connection with a Subsequent Equity Sale that has been approved by a majority of the Holders). Notwithstanding the foregoing, this Section (h)(i) shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) Common Stock, options, restricted stock or restricted stock units to employees, consultants, contractors, advisors, officers or directors of the Company pursuant to any stock or option plan or arrangement duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) warrants to the Placement Agent in connection with the transactions pursuant to this letter agreement (the “Placement Agent Warrants”) and any shares of Common Stock upon exercise of the Placement Agent Warrants and the shares of Common Stock issuable upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this letter agreement, provided that such securities have not been amended since the date of this letter agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in this Section (h)(i), and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, for purposes of this Section (h)(i).

(ii) From the date hereof until one (1) year following the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any Subsidiary of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled; provided, however, that, following the restrictive period set forth in Section (h)(i), the entry into and/or issuance of shares of Common Stock in an “at the market” offering with the Placement Agent as sales agent, shall not be deemed a Variable Rate Transaction. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.